Exhibit 99.1

RAPT Therapeutics Reports Third Quarter 2024 Financial Results

SOUTH SAN FRANCISCO, Calif. – November 12, 2024 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based therapeutics company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology, today reported financial results for the third quarter and nine months ended September 30, 2024.

Financial Results for the Third Quarter and Nine Months Ended September 30, 2024

Third Quarter Ended September 30, 2024

Net loss for the third quarter of 2024 was $18.4 million, compared to $31.4 million for the third quarter of 2023.

Research and development expenses for the third quarter of 2024 were $13.3 million, compared to $27.0 million for the same period in 2023. The decrease in research and development expenses was primarily due to lower development costs related to zelnecirnon, tivumecirnon and early stage programs, as well as decreased expenses for personnel, consultants and lab supplies.

General and administrative expenses for the third quarter of 2024 were $6.4 million, compared to $6.9 million for the same period in 2023. The decrease in general and administrative expenses was primarily due to decreased expenses for personnel, consultants and insurance premiums, partially offset by increases in expenses for non-cash stock-based compensation and facilities.

On July 16, 2024, the Company’s board of directors approved a reduction of the Company’s workforce to conserve cash resources. The workforce reduction affected 47 people, or approximately 40% of the Company’s headcount. The Company incurred $0.9 million in restructuring charges in connection with the workforce reduction, consisting of cash-based expenses related to employee severance payments, benefits and related costs. The Company completed the workforce reduction plan and all the related cash payments during the third quarter ended September 30, 2024.

Nine Months Ended September 30, 2024

Net loss for the nine months ended September 30, 2024 was $76.6 million, compared to $85.9 million for the same period in 2023.

Research and development expenses for the nine months ended September 30, 2024 were $60.8 million, compared to $74.2 million for the same period in 2023. The decrease in research and development expenses was primarily due to decreases in development costs related to zelnecirnon, tivumecirnon and early-stage programs, as well as lab supplies, partially offset by increased expenses for personnel, consultants, facilities and non-cash stock-based compensation.

General and administrative expenses for the nine months ended September 30, 2024 were $20.9 million, compared to $19.6 million for the same period in 2023. The increase in general and administrative expenses was primarily due to increased expenses for personnel, non-cash stock-based compensation and facilities, partially offset by decreases in expenses for consultants and insurance premiums.

As of September 30, 2024, the Company had cash and cash equivalents and marketable securities of $97.9 million.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical-stage, immunology-based therapeutics company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, zelnecirnon (RPT193) and tivumecirnon (FLX475), each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of inflammation and cancer, respectively. The Company is also pursuing a range of targets that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimates,” “expects,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2024 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements, except as required by law.

RAPT Media Contact:

Aljanae Reynolds

areynolds@wheelhouselsa.com

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share per share data)

(Unaudited)

	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	13,340	27,022	60,761	74,238
General and administrative	6,448	6,897	20,875	19,607
Total operating expenses	19,788	33,919	81,636	93,845
Loss from operations	(19,788)	(33,919)	(81,636)	(93,845)
Other income, net	1,356	2,548	5,020	7,923
Net loss	$(18,432)	$(31,371)	$(76,616)	$(85,922)
Other comprehensive income (loss):
Foreign currency translation loss	—	—	—	(655)
Unrealized gain on marketable securities	154	59	4	560
Total comprehensive loss	$(18,278)	$(31,312)	$(76,612)	$(86,017)
Net loss per share, basic and diluted	$(0.47)	$(0.82)	$(1.97)	$(2.24)
Weighted average number of shares used in computing net loss per share, basic and diluted	38,903,476	38,358,032	38,800,528	38,322,773

RAPT THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2024	December 31, 2023
Assets	(Unaudited)	(1)
Current assets:
Cash and cash equivalents	$37,900	$47,478
Marketable securities	60,005	111,384
Prepaid expenses and other current assets	4,693	2,920
Total current assets	102,598	161,782
Property and equipment, net	1,653	2,448
Operating lease right-of-use assets	3,825	5,228
Other assets	389	3,871
Total assets	$108,465	$173,329
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,380	$5,176
Accrued expenses	6,398	14,103
Operating lease liabilities, current	2,523	2,448
Other current liabilities	61	109
Total current liabilities	10,362	21,836
Operating lease liabilities, non-current	2,597	4,458
Total liabilities	12,959	26,294
Commitments
Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Additional paid-in capital	656,694	631,611
Accumulated other comprehensive gain	107	103
Accumulated deficit	(561,298)	(484,682)
Total stockholders’ equity	95,506	147,035
Total liabilities and stockholders’ equity	$108,465	$173,329

(1)
The consolidated balance sheet for December 31, 2023 has been derived from audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.